EXHIBIT 99.1

PRESS RELEASE

ESCALADE REPORTS 9% INCREASE IN FIRST QUARTER REVENUE

Evansville, IN (April 23, 2012) Escalade, Incorporated (NASDAQ: ESCA) announced that net income for the first quarter of 2012 was $1.6 million, or $0.12 basic and diluted earnings per share compared to net income of $1.2 million or $0.09 basic and diluted earnings per share for the same quarter in 2011. Net revenues for the first quarter of 2012 were 9% higher than the same quarter last year. The Company continues to focus on product innovation and brand marketing to drive product demand.

In the Sporting Goods segment, net revenue increased 15.8% in the first quarter of 2012 compared to the same quarter in 2011. An overall increase in consumer spending and demand for the Company’s products was further aided by mild weather in parts of the U.S. which helped jump start sales in the basketball and playground categories. Management believes improved sales in the Sporting Goods segment will continue through the remainder of the year; however, the improvement may be less than that experienced in the first quarter.

Net revenue in the Information Security and Print Finishing segment decreased 5.2% in the first quarter 2012 compared to the same quarter in 2011. The decrease in sales is the result of the timing of certain shipments made in the first quarter of the prior year that were not repeated this year. The Company expects revenues for the remainder of the year to equal or exceed prior year.

“Growing demand for our product line, favorable weather and improved consumer spending trends have all contributed to excellent results for the first quarter,” stated Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. “Our consumers are embracing the investments we are making in product innovation and brand marketing, resulting in new product placement and increased sell-through at retail.”

Escalade is a leading manufacturer and marketer of sporting goods and information security and print finishing products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah Meinert, Vice President and CFO at 812/467-4449.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade’s ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade’s ability to control costs, general economic conditions, fluctuation in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade’s ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

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ESCALADE, INCORPORATED AND SUBSIDIARIES

 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited, In Thousands Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	24 March 2012	19 March 2011	24 March 2012	19 March 2011

NET SALES	$30,565	$27,998	$136,817	$123,485

OPERATING EXPENSES
Cost of goods sold	20,009	17,873	94,676	84,731
Selling and administrative	7,297	7,741	35,499	28,584
Amortization	517	317	1,796	1,322

OPERATING INCOME	2,742	2,067	4,846	8,848

OTHER INCOME (EXPENSE)
Interest expense	(154)	(184)	(663)	(987)
Other income	172	122	3,448	1,912

INCOME BEFORE INCOME TAXES	2,760	2,005	7,631	9,773

PROVISION FOR INCOME TAXES	1,184	802	2,817	3,313

NET INCOME	$1,576	$1,203	$4,814	$6,460

PER SHARE DATA
Basic earnings per share	$0.12	$0.09	$0.37	$0.51
Diluted earnings per share	$0.12	$0.09	$0.36	$0.48
Average shares outstanding	12,894	12,804	12,870	12,754

CONSOLIDATED CONDENSED BALANCE SHEET

(Unaudited, In Thousands)

	24 March 2012	31 December 2011	19 March 2011
ASSETS
Current assets	$65,004	$64,146	$59,224
Property, plant & equipment – net	12,060	11,915	19,675
Other assets	28,725	28,769	28,076
Goodwill	25,468	25,285	26,024
Total	$131,257	$130,115	$132,999

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$34,370	$34,650	$33,616
Other liabilities	7,885	7,900	9,105
Stockholders’ equity	89,002	87,565	90,278
Total	$131,257	$130,115	$132,999

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